Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 16 May 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2012 Annual Report to Shareholders, which is incorporated by reference in British Telecommunications plc’s Annual Report on Form 20-F for the year ended 31 March 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

London, United Kingdom

June 19, 2012